Exhibit 5.1
NISHIMURA & ASAHI

TELEPHONE: 81-3-6250-6200	Otemon Tower 1-1-2 OTEMACHI CHIYODA-KU, TOKYO 100-8124 JAPAN	FACSIMILE: 81-3-6250-7200

June 28, 2023

Takeda Pharmaceutical Company Limited
1-1, Nihonbashi-Honcho 2-Chome
Chuo-ku, Tokyo 103-8668
Japan

Registration Statement on Form S-8 of Takeda Pharmaceutical Company Limited

Ladies and Gentlemen:

    We have acted as legal counsel to Takeda Pharmaceutical Company Limited (the “Company”) with respect to the laws of Japan in connection with the Registration Statement on Form S-8 which is to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on June 28, 2023 (the “Registration Statement”) to register under the United States Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 100,000,000 shares of its common stock (the “Shares”) that the Company may issue to eligible Company group employees outside of Japan, by means of new shares or treasury shares, pursuant to the Company’s Long Term Incentive Plan (the “Plan”).

    Upon the request by the Company, we are furnishing our opinion to be filed as Exhibit 5.1 to the Registration Statement. For such purpose, we have examined the originals, certified or photostatic copies, or copies otherwise identified to our satisfaction of the Registration Statement and the resolutions adopted by the Board of Directors of the Company (the “Board”) on June 28, 2023 relating to, among other matters, the Shares, the Plan and the Registration Statement and such other records, documents, certificates, agreements, or other instruments and have made such other inquiries, all as we deemed necessary to enable us to render the opinions expressed below.

    Based on the foregoing, we are of the opinion that subject to the approval of the Board of the issuances of the Shares to eligible Company group employees pursuant to the Plan (the “Board Approval”), when the Shares are issued and delivered by the Company in accordance with the Board Approval, the Plan and the Registration Statement, the Shares will be validly and legally issued, fully paid and non-assessable.

    The foregoing opinion is subject to the assumptions and qualifications set forth below:

(a)    In our examination, we have assumed (i) the legal capacity of all natural persons, the genuineness of all signatures and seals and the proper affixture thereof, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and (ii) that there has not been any action or inaction or agreements by the parties thereto (other than those contained in the documents and records that we examined) or any court or administrative order or judgment (other than those that we examined) which would invalidate or terminate or otherwise change any of the documents examined, and also (iii) that no agreements, contracts, instruments or documents which may contradict or be inconsistent with, or affect the characterization or the nature of, all the documents so examined or with the transactions contemplated thereunder have existed or been made between any parties to such documents so examined.

In making our examination of documents, we have assumed that the parties, other than the Company, executing or delivering such documents were entities validly existing under the laws of the relevant jurisdictions and had the power, corporate or other, to execute or deliver such documents and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the Company) of such documents and the validity and binding effect of the due authorizations of such parties (other than the Company).

(b)    As to any facts material to the opinions expressed herein, including, in particular but without limitation, any facts affecting or purporting to affect the legality, validity, binding effect and enforceability of the obligations of the parties to the documents we have reviewed, which were not independently established or verified, we have relied upon oral or written statements or stipulated intentions and representations of officers and other representatives of the Company and others, and have not attempted to determine whether any material facts have been omitted from them. We do not express or imply any opinion thereon nor do we assume any responsibility for the accuracy or correctness thereof.

(c)    No opinion is expressed herein as to the law of any jurisdiction other than Japan. We neither express nor imply any opinion as to laws other than the laws of Japan existing as at the date of this opinion.

(d)    Where an assumption is stated to have been made in this opinion, or it is given subject to a qualification, we have not made any independent investigation in respect of the matters which are the subject of such assumption or qualification.

    Furthermore, our opinion stated herein is subject to the following assumptions and qualifications:

a.    The characterization or the nature of the transactions contemplated under the Plan might be affected by documents, agreements, deeds or instruments that have not been provided to us for the purpose of this opinion. We accordingly express no opinion as to the effect, if any, that may be caused by any such document, agreement, deed or instrument.

b.    In this opinion, Japanese legal concepts may also be expressed in English language terms as well as in their original Japanese terms, but the concepts concerned may not be identical to the concepts described by the equivalent English language terms as they exist under the laws of other jurisdictions.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Nishimura & Asahi
Nishimura & Asahi